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                       March 4, 2024

       Sheldon Bruha
       Chief Financial Officer
       Millicom International Cellular S.A.
       2, Rue du Fort Bourbon
       L-1249 Luxembourg
       Grand Duchy of Luxembourg

                                                        Re: Millicom
International Cellular S.A.
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            File No. 001-38763

       Dear Sheldon Bruha:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Savadore Escalon